Exhibit 10.5

Letter of Appointment

February 22, 2011

Climate ESCO Ltd.
#4-2119 152nd Street
Vancouver, British Columbia, Canada, V4A 4N7

Galaxia Electronics Co. Ltd. ("Company) having its principal place of business at #15, Tech-Center, SKn Technopark 190-1, Sangdaewon-dong, Jungwon-gu, Seongnam-si, Gyeonggi-do, Korea 462-721 duly appoints Climate ESCO Ltd. ("Agent") as an Agent of Company to sell products in Canada.

Terms and Conditions:

1.	This letter of appointment is effective from the date of signature on the below.

2.	Sales Area: Agent shall act as the Agent for the Company within the geographic area of British Columbia, Canada. Sales opportunities in other regions will be approved on a case by case scenario.

3.	Products: All LED White Solutions. LED Display and Architectural LED Lighting can be approved on a case by case scenario.

4.	Termination: This agreement can be terminated by either Agent or Company on a 30 day notice.

/s/ I. D. LEE
I. D. Lee
Senior Director
Feb. 22, 2011